EXHIBIT 99

FOR IMMEDIATE RELEASE

CONTACTS:	The Nautilus Group, Inc.	Investor Relations Inquiries:
	Rod Rice	John Mills
	Chief Financial Officer	Integrated Corporate Relations, Inc.
	360-694-7722	310-395-2215—203-222-9013

THE NAUTILUS GROUP ANNOUNCES FIRST QUARTER 2004 RESULTS

•	Sales Exceed, Earnings Per Share Meets Company Guidance

VANCOUVER, Wash., April 29, 2004 (BUSINESS WIRE) — The Nautilus Group, Inc. (NYSE: NLS), a leading marketer, developer, and manufacturer of branded health and fitness products, today announced results for the first quarter ended March 31, 2004.

First quarter net sales were $130.9 million compared to $129.4 million for the corresponding period last year. Net income during the period was $6.4 million, or $0.19 per diluted share, compared to $13.7 million, or $0.42 per diluted share, for the first quarter of 2003.

Commenting on the quarter, Gregg Hammann, Chairman and Chief Executive Officer of Nautilus, said, “We are encouraged by our results in the first quarter and our ability to outperform top-line expectations and grow year over year revenue for the first time in over a year. By maintaining our focus on the customer and addressing demand for Nautilus’ strength and cardiovascular equipment in the appropriate distribution channels, we delivered $130.9 million in net sales, above the $125-$130 million range we previously anticipated. We are still not satisfied with our gross margins. As part of our turnaround plan, we are working to differentiate our products and position our brands properly in the marketplace to address this issue.”

“A number of our brands performed particularly well, including the Bowflex product line, our Nautilus commercial strength line, and our TreadClimber products,” Mr. Hammann continued. “The newly designed Nautilus commercial strength line exceeded our expectations. It combines all the benefits of legendary Nautilus engineering and functionality in a sleek new look. Our most innovative product, the TreadClimber experienced a sales increase of 39% in the first quarter compared to the fourth quarter of 2003.”

“Our focus on research and development should help our brands perform even better in the future. Our team has just launched two new Bowflex products, the Extreme 2 for our direct channel, which does not require cable changes between exercises and the Sport, which is targeted for our retail customers. We also recently showed the StairMaster® variable stride elliptical trainer at the IHRSA tradeshow, and we expect to begin shipping this product at the end of 2004. In addition, we showed the new commercial TreadClimber at the IHRSA tradeshow, where it received a strong reception from club owners. This product is expected to ship by the end of the first quarter in 2005.”

Rod Rice, Chief Financial Officer, stated, “We generated $22.9 million in cash from operations and ended the quarter with $92.1 million in cash and cash equivalents, a 27% increase from the end of 2003.”

The Company announced today that its Board of Directors has declared a regular quarterly dividend of $0.10 per common share, payable June 10, 2004, to shareholders of record as of May 20, 2004.

Mr. Hammann concluded, “We are encouraged by the progress we have made in our turnaround plan and believe that Nautilus’ strong portfolio of health and fitness brands, fiscal discipline and commitment to increasing shareholder value will enable the Company to be the innovator and brand leader in the health and fitness industries. With respect to our outlook for the second quarter, taking into account the seasonality and diversification of our business along with the progress to date of our turnaround, we expect revenue to be in the range of $90 to $100 million and earnings per share in the range of $0.04 to $0.06. We expect to provide additional guidance in our second quarter conference call.”

The Nautilus Group will host a conference call on April 29, 2004 to discuss its first quarter 2004 financial results at 2:00 PM Pacific (5:00 PM Eastern). The earnings release will be broadcast live over the Internet hosted at http://www.nautilusgroup.com/ir/events.asp under “Investor Relations/Events Calendar” and will be archived online within one hour of the completion of the conference call. In addition, you may call 800-240-5318 if in North America. International callers will dial 303-262-2175. Participating in the call will be Gregg Hammann, Chief Executive Officer, and Rod Rice, Chief Financial Officer. A telephonic replay of the call will be available through May 13, 2004 by calling 800-405-2236 if in North America or calling 303-590-3000 if an international caller and using the passcode 576625#.

About The Nautilus Group

The Nautilus Group, Inc. is a leading marketer, developer, and manufacturer of branded health and fitness products sold under such well-known names as Nautilus, Bowflex, Schwinn and StairMaster. The Company currently markets its Bowflex and TreadClimber home fitness equipment and Nautilus Sleep Systems through its direct-marketing channel, using an effective combination of television commercials, infomercials, response mailings, the Internet, and inbound/outbound call centers. The Company sells its Nautilus, Schwinn and StairMaster commercial fitness equipment through its sales force and selected dealers to health clubs, government agencies, hotels, corporate fitness centers, colleges, universities, and assisted living facilities. The Nautilus Group also markets and sells a complete line of consumer fitness equipment, under its Nautilus, Schwinn, Bowflex, StairMaster and Trimline brands, through a network of specialty dealers, distributors, and retailers worldwide. The Company is headquartered in Vancouver, Washington. The Nautilus Group is located on the Web at www.nautilusgroup.com.

—more—

This press release includes forward-looking statements, including statements related to anticipated revenues, expenses, earnings, operating cash flows, distribution channels and new product introductions. Factors that could cause The Nautilus Group’s actual results to differ materially from these forward-looking statements include availability of media time and fluctuating advertising rates, a decline in consumer spending due to unfavorable economic conditions, expiration of important patents, its reliance on a limited product line, its ability to effectively develop, market, and sell future products, its ability to effectively identify and negotiate any future strategic acquisitions, its ability to integrate any acquired businesses into its operations, unpredictable events and circumstances relating to international operations including its use of foreign manufacturers, government regulatory action, and general economic conditions. Please refer to our reports and filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and quarterly reports on Form 10-Q, for a further discussion of these risks and uncertainties. We also caution you not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

—Financial Tables Follow—

THE NAUTILUS GROUP, INC.

Consolidated Statements of Income

(In Thousands, Except Share and Per Share Data)

(Unaudited)

	Three months ended March 31,
	2004	2003
NET SALES	$130,896	$129,449

COST OF SALES	74,040	58,138

Gross profit	56,856	71,311

OPERATING EXPENSES:
Selling and marketing	35,742	39,501
General and administrative	7,215	6,874
Research and development	1,811	1,355
Related-party royalties	1,566	1,791
Third-party royalties	703	299

Total operating expenses	47,037	49,820

OPERATING INCOME	9,819	21,491

OTHER INCOME (EXPENSE):
Interest income	246	229
Other - net	(7)	(331)

Total other income (expense), net	239	(102)

INCOME BEFORE INCOME TAXES	10,058	21,389

INCOME TAX EXPENSE	3,621	7,700

NET INCOME	$6,437	$13,689

BASIC EARNINGS PER SHARE	$0.20	$0.42

DILUTED EARNINGS PER SHARE	$0.19	$0.42

Weighted average shares outstanding:

Basic shares outstanding	32,611,928	32,550,735

Diluted shares outstanding	33,260,364	32,617,558

THE NAUTILUS GROUP, INC.

Consolidated Balance Sheets

(In Thousands)

(Unaudited)

	March 31, 2004	December 31, 2003
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$92,069	$72,634
Trade receivables, net	55,947	75,492
Inventories	50,784	53,129
Prepaid expenses and other current assets	4,748	6,049
Short-term notes receivable	2,282	2,362
Current deferred tax assets	5,082	4,646

Total current assets	210,912	214,312

PROPERTY, PLANT AND EQUIPMENT, net	48,006	50,602

GOODWILL	29,755	29,755

OTHER ASSETS, net	17,168	17,266

TOTAL ASSETS	$305,841	$311,935

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Trade payables	25,466	34,879
Accrued liabilities	27,302	28,648
Income taxes payable	9,159	8,488
Royalty payable to stockholders	1,873	2,133
Customer deposits	2,240	1,453

Total current liabilities	66,040	75,601

NONCURRENT DEFERRED TAX LIABILITY	10,422	10,206

STOCKHOLDERS’ EQUITY:
Common stock	3,121	2,828
Unearned compensation	(1,459)	(1,544)
Retained earnings	224,757	221,580
Accumulated other comprehensive income	2,960	3,264

Total stockholders’ equity	229,379	226,128

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$305,841	$311,935